Exhibit 99.1

PRESS RELEASE

AbbVie Reports Third-Quarter 2016 Financial Results

•                Reports Third-Quarter Diluted EPS of $0.97 on a GAAP Basis; Adjusted Diluted EPS of $1.21, Reflecting Growth of 7.1 Percent Over Third-Quarter 2015

•                Delivers Third-Quarter Net Revenues of $6.43 Billion on a GAAP Basis; Adjusted Net Revenues Grew 8.0 Percent on an Operational Basis

•                Revenue Growth Reflects 11.3 Percent HUMIRA Global Reported Sales Growth; 12.1 Percent Growth on an Operational Basis

•                Third-Quarter Global IMBRUVICA Net Revenue was $501 Million

•                Reports Operating Margin of 36.7 Percent on a GAAP Basis; 42.8 Percent on an Adjusted Basis

•                Raises 2016 GAAP Diluted EPS Guidance Range to $3.74 to $3.76 and Adjusted EPS Guidance Range to $4.80 to $4.82,Representing Growth of 12.1 Percent at the Midpoint

•                Announces 2017 Dividend Increase of 12 Percent, Beginning with Dividend Payable in February 2017

NORTH CHICAGO, Ill., October 28, 2016 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2016.

“We delivered another strong quarter, with EPS growth ahead of our expectations. Year-to-date, we’ve driven strong commercial, operational and R&D execution, and we have advanced our pipeline and other strategic priorities,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “AbbVie represents a unique investment opportunity, offering both compelling growth, along with a strong return of capital to investors, including a rapidly growing dividend, which has grown 60 percent since we became an independent company nearly four years ago.”

Third-Quarter Results

•                 Worldwide reported net revenues were $6.43 billion in the third quarter, up 8.2 percent. Worldwide adjusted net revenues increased 8.0 percent, excluding a 0.6 percent unfavorable impact from foreign exchange rate fluctuations.

•                 Global HUMIRA sales increased 11.3 percent on a reported basis. Operational HUMIRA sales increased 12.1 percent, excluding a 0.8 percent impact from foreign exchange. Strong global growth was driven by continued momentum across all three major market categories — rheumatology, dermatology and gastroenterology.

Third-Quarter Results (continued)

•    Third-quarter global IMBRUVICA net revenue was $501 million, with U.S. sales of $437 million and international profit sharing of $64 million for the quarter. Total company sales growth was also driven by strong operational growth from Creon and Duodopa.

•    On a GAAP basis, the gross margin ratio in the third quarter was 76.6 percent. The adjusted gross margin ratio was 80.7 percent.

•    On a GAAP basis, selling, general and administrative expense was 21.5 percent of net revenues. The adjusted SG&A expense was 21.4 percent of net revenues.

•    On a GAAP basis, research and development expense was 17.2 percent of net revenues. The adjusted R&D expense was 16.5 percent, reflecting funding actions supporting all stages of our pipeline.

•    On a GAAP basis, the operating margin in the third quarter was 36.7 percent. The adjusted operating margin was 42.8 percent.

•     Net interest expense was $250 million. On a GAAP basis, the tax rate in the quarter was 20.7 percent. The adjusted tax rate was 19.9 percent.

•    Diluted earnings per share in the third quarter was $0.97 on a GAAP basis. Adjusted diluted EPS, excluding intangible asset amortization expense and other specified items, was $1.21, up 7.1 percent.

Key Events from the Third Quarter

•    AbbVie announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) granted a positive opinion for VENCLYXTO™ (venetoclax) for patients with relapsed/refractory (R/R) chronic lymphocytic leukemia (CLL) with chromosome 17p deletion or TP53 mutation in adult patients who are unsuitable for or have failed a B-cell receptor pathway inhibitor, or in patients without the 17p deletion or TP53 mutations who have failed both chemotherapy and a B-cell pathway inhibitor. AbbVie also announced that it had received Canadian regulatory approval of Venclexta™ (venetoclax) for patients with R/R CLL with chromosome 17p deletion. Earlier this year, the U.S. Food and Drug Administration (FDA) granted accelerated approval of Venclexta for the treatment of patients with CLL with 17p deletion who have received at least one prior therapy. Venclexta is being developed by AbbVie and Genentech, a member of the Roche Group.

•    AbbVie announced the submission of a supplemental New Drug Application (sNDA) to the U.S. FDA for IMBRUVICA to treat patients with marginal zone lymphoma (MZL). MZL is a slow-growing form of non-Hodgkin’s lymphoma.  If approved, MZL will be the fifth unique type of blood cancer indication for IMBRUVICA.

•    AbbVie continued to advance studies of rovalpituzumab tesirine (Rova-T), a novel biomarker-specific therapy that targets cancer stem cells and combines a targeted antibody that delivers a cytotoxic agent directly to cancer cells expressing delta-like protein 3 (DLL3). The expression of DLL3 suggests Rova-T may be useful across a range of neuroendocrine tumors, including a subset of small cell lung cancer (SCLC), metastatic melanoma, glioblastoma multiforme, prostate, pancreatic and colorectal cancers. AbbVie recently began enrollment of a Phase 1 eight-arm “basket study” in neuroendocrine tumors and a Phase 1/2 regimen selection study as a first-line treatment for SCLC.

Key Events from the Third Quarter (continued)

•    AbbVie, in partnership with Boehringer Ingelheim (BI), completed patient enrollment for the Phase 3 pivotal program evaluating risankizumab in patients with moderate-to-severe plaque psoriasis. Data from three of the registrational studies are expected by the end of 2017. AbbVie and BI are also evaluating the potential of risankizumab in Crohn’s disease, psoriatic arthritis and asthma, with the initiation of the Phase 3 program in Crohn’s disease expected in the first half of 2017.

•    AbbVie received U.S. FDA Breakthrough Therapy Designation (BTD) for the investigational, pan-genotypic regimen of glecaprevir (ABT-493)/pibrentasvir (ABT-530) (G/P) for the treatment of patients with chronic hepatitis C virus (HCV) who failed previous therapy with direct-acting antivirals (DAAs) in genotype 1, including therapy with an NS5A inhibitor and/or protease inhibitor. BTD is intended to expedite the development and review of therapies for serious or life threatening conditions.

•    AbbVie is nearing completion of the registrational program for its next-generation HCV combination regimen of ABT-493 and ABT-530. Results from several of the Phase 3 studies, including 8-week data in treatment-naive, non-cirrhotic patients, as well as in patients who failed previous therapy with DAAs, will be presented at the annual meeting of the American Association for the Study of Liver Diseases (AASLD) in November. The company anticipates commercialization of the next-generation combination in 2017.

•    AbbVie and Biogen announced the European Commission (EC) approval for ZINBRYTA (daclizumab), a once-monthly, self-administered, subcutaneous treatment for relapsing forms of multiple sclerosis (RMS). Approval from the U.S. FDA was received in May. These approvals were based on results from the Phase 3 DECIDE and SELECT trials which demonstrated that treatment with ZINBRYTA 150 mg, administered subcutaneously every four weeks, reduced the annualized relapse rate, as well as the risk of 24-week confirmed disability progression. ZINBRYTA improved results on key measures of MS disease activity in patients with RMS compared to AVONEX 30 mcg intramuscular injection administered weekly and placebo. The companies launched ZINBRYTA in the U.S. in August.

•    AbbVie and Biogen presented data at the 32nd Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in London. The new post-hoc analysis from the pivotal DECIDE study shows that a significantly greater number of people treated with ZINBRYTATM achieved no evidence of disease activity (NEDA) compared to those taking AVONEX® (interferon beta-1a) intramuscular injection. Additional new interim data from the long-term extension study, EXTEND, further affirm ZINBRYTA’s efficacy on clinically meaningful measures of multiple sclerosis disease activity and provide additional information supporting ZINBRYTA’s safety profile.

•    AbbVie and Neurocrine Biosciences, Inc. presented data from two replicate pivotal Phase 3 studies evaluating the efficacy and safety of Elagolix, an investigational, orally administered gonadotropin-releasing hormone antagonist, in premenopausal women with endometriosis at the 72nd American Society for Reproductive Medicine Scientific Congress (ASRM).  The data demonstrated that, compared to placebo at month three and month six, patients treated with Elagolix reported statistically significant reductions in scores for menstrual pain (dysmenorrhea) and non-menstrual pelvic pain associated with endometriosis as measured by the Daily Assessment of Endometriosis Pain scale. Phase 3 trials of Elagolix for the management of uterine fibroids are ongoing.

AbbVie Raises Full-Year 2016 Outlook

AbbVie is raising GAAP diluted EPS guidance for the full-year 2016 to $3.74 to $3.76. AbbVie is raising its adjusted diluted EPS guidance for the full-year 2016 to $4.80 to $4.82. The company’s 2016 adjusted diluted EPS guidance excludes $1.06 per share of intangible asset amortization expense, acquisition related costs and accounting impacts, the impact of the Venezuelan currency devaluation, and other specified items.

Company Declares Dividend Increase of 12 Percent

AbbVie is also announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $0.57 per share to $0.64 per share beginning with the dividend payable on February 15, 2017 to shareholders of record as of January 13, 2017. This reflects an increase of approximately 12 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company’s inception in 2013, AbbVie has increased its dividend by 60 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Together with its wholly-owned subsidiary, Pharmacyclics, AbbVie employs more than 28,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view our Facebook and LinkedIn pages.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at www.abbvieinvestor.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2015 and 2016 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2016 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2015 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media: Adelle Infante (847) 938-8745	Investors: Liz Shea (847) 935-2211 Sharon Greenlees (847) 935-0900 Todd Bosse (847) 936-1182

AbbVie Inc.

Key Product Revenues

Quarter Ended September 30, 2016

(Unaudited)

				% Change vs. 3Q15

	Net Revenues (in millions)				International		Total

	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

ADJUSTED NET REVENUES[a]	$4,047	$2,339	$6,386	9.7%	5.4%	3.8%	8.0%	7.4%

Humira	2,647	1,413	4,060	16.7	4.5	2.4	12.1	11.3

Imbruvica[b]	437	64	501	63.6	70.6	70.6	64.5	64.5

Viekira	76	302	378	(68.8)	30.9	32.5	(20.4)	(19.6)

Lupron	155	38	193	(2.7)	(8.7)	(9.4)	(3.9)	(4.1)

Synagis	—	96	96	n/a	(2.4)	2.5	(2.4)	2.5

Synthroid	188	—	188	(0.3)	n/a	n/a	(0.3)	(0.3)

Creon	187	—	187	16.6	n/a	n/a	16.6	16.6

AndroGel	174	—	174	(2.1)	n/a	n/a	(2.1)	(2.1)

Kaletra	27	110	137	(30.6)	(9.0)	(14.7)	(14.1)	(18.4)

Sevoflurane	19	83	102	(9.9)	(13.8)	(17.4)	(13.1)	(16.1)

Duodopa	10	64	74	>100.0	12.1	11.7	21.4	21.0

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

a               U.S. and total net revenues for the quarter ended September 30, 2016 exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

b               Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.

Key Product Revenues

Nine Months Ended September 30, 2016

(Unaudited)

				% Change vs. 9M15

	Net Revenues (in millions)				International		Total

	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

ADJUSTED NET REVENUES[a]	$11,641	$7,135	$18,776	19.9%	9.8%	5.7%	15.7%	14.1%

Humira	7,554	4,232	11,786	24.4	4.4	0.2	16.2	14.5

Imbruvica[b]	1,146	175	1,321	>100.0	>100.0	>100.0	>100.0	>100.0

Viekira	288	923	1,211	(52.5)	95.0	92.8	12.6	11.6

Lupron	485	117	602	4.3	(2.2)	(7.4)	2.9	1.8

Synagis	—	460	460	n/a	1.8	(3.0)	1.8	(3.0)

Synthroid	558	—	558	(0.5)	n/a	n/a	(0.5)	(0.5)

Creon	517	—	517	15.7	n/a	n/a	15.7	15.7

AndroGel	501	—	501	0.2	n/a	n/a	0.2	0.2

Kaletra	90	326	416	(26.9)	(9.4)	(16.7)	(13.5)	(19.1)

Sevoflurane	58	269	327	(1.8)	(7.4)	(12.4)	(6.5)	(10.7)

Duodopa	26	189	215	>100.0	17.8	16.3	28.6	27.1

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

a                                            U.S. and total net revenues for the nine months ended September 30, 2016 exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

b                                            Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.

Consolidated Statements of Earnings

Quarter and Nine Months Ended September 30, 2016 and 2015

(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2016	2015	2016	2015

Net revenues	$6,432	$5,944	$18,842	$16,459

Cost of products sold	1,504	1,167	4,278	3,025

Selling, general and administrative	1,381	1,474	4,202	4,650

Research and development	1,106	1,418	3,176	3,210

Acquired in-process research and development	80	—	160	150

Total operating cost and expenses	4,071	4,059	11,816	11,035

Operating earnings	2,361	1,885	7,026	5,424

Interest expense, net	250	197	675	487

Net foreign exchange loss	(4)	13	313	191

Other expense (income), net	101	28	152	25

Earnings before income tax expense	2,014	1,647	5,886	4,721

Income tax expense	416	408	1,324	1,094

Net earnings	$1,598	$1,239	$4,562	$3,627

Diluted earnings per share	$0.97	$0.74	$2.78	$2.21

Diluted earnings per share, excluding specified items[a]	$1.21	$1.13	$3.62	$3.16

Weighted-average diluted shares outstanding	1,640	1,664	1,633	1,635

a               Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended September 30, 2016

(Unaudited) (In millions, except per share data)

1.                   Specified items impacted results as follows:

	3Q16

	Earnings		Diluted

	Pre-tax	After-tax	EPS

As reported (GAAP)	$2,014	$1,598	$0.97

Adjusted for specified items:

Intangible asset amortization	208	168	0.11

Acquired IPR&D	80	80	0.05

Acquisition related costs	123	70	0.04

Change in fair value of contingent consideration	104	104	0.06

Other	(40)	(26)	(0.02)

As adjusted (non-GAAP)	$2,489	$1,994	$1.21

Acquired IPR&D primarily reflects an R&D collaboration. Acquisition related costs primarily include compensation expense and other costs associated with the acquisition of Stemcentrx, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes milestone revenue under a previously announced collaboration, prior period royalty revenue related to a patent lawsuit settlement and restructuring charges associated with streamlining global operations.

2.                   The impact of the specified items by line item was as follows:

	3Q16

	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net

As reported (GAAP)	$6,432	$1,504	$1,381	$1,106	$80	$101

Adjusted for specified items:

Intangible asset amortization	—	(208)	—	—	—	—

Milestones and other R&D expenses	—	—	—	—	—	—

Acquired IPR&D	—	—	—	—	(80)	—

Acquisition related costs	—	(53)	(16)	(54)	—	—

Change in fair value of contingent consideration	—	—	—	—	—	(104)

Other	(46)	(8)	3	(1)	—	—

As adjusted (non-GAAP)	$6,386	$1,235	$1,368	$1,051	$—	$(3)

3.                   The adjusted tax rate for the third quarter of 2016 was 19.9 percent, as detailed below:

	3Q16

	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,014	$416	20.7%

Specified items	475	79	16.6%

As adjusted (non-GAAP)	$2,489	$495	19.9%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended September 30, 2015

(Unaudited) (In millions, except per share data)

1.              Specified items impacted results as follows:

	3Q15

	Earnings		Diluted

	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,647	$1,239	$0.74
Adjusted for specified items:
Intangible asset amortization	125	94	0.05
Separation costs	45	39	0.02
Pharmacyclics transaction and other costs	120	85	0.05
Milestones and other R&D expenses	480	433	0.27
Other	12	9	—
As adjusted (non-GAAP)	$2,429	$1,899	$1.13

Separation costs are expenses related to the separation of AbbVie from Abbott. Pharmacyclics transaction and other costs reflect transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Milestones and other R&D expenses consist of a milestone payment for a previously announced collaboration and the purchase of an FDA priority review voucher from a third-party. Other is primarily associated with restructuring activities.

2.             The impact of the specified items by line item was as follows:

	3Q15

	Cost of products sold	SG&A	R&D
As reported (GAAP)	$1,167	$1,474	$1,418
Adjusted for specified items:
Intangible asset amortization	(125)	—	—
Separation costs	—	(45)	—
Pharmacyclics transaction and other costs	(45)	(57)	(18)
Milestones and other R&D expenses	—	—	(480)
Other	(6)	(2)	(4)
As adjusted (non-GAAP)	$991	$1,370	$916

3.             The adjusted tax rate for the third quarter of 2015 was 21.9 percent, as detailed below:

		3Q15

	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$1,647	$408	24.8%
Specified items	782	122	15.6%
As adjusted (non-GAAP)	$2,429	$530	21.9%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Nine Months Ended September 30, 2016

(Unaudited) (In millions, except per share data)

1.                    Specified items impacted results as follows:

	9M16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$5,886	$4,562	$2.78
Adjusted for specified items:
Intangible asset amortization	554	445	0.27
Milestones and other R&D expenses	70	70	0.04
Acquired IPR&D	160	160	0.10
Acquisition related costs	327	229	0.15
Change in fair value of contingent consideration	145	145	0.09
Foreign exchange loss	298	298	0.18
Other	4	31	0.01
As adjusted (non-GAAP)	$7,444	$5,940	$3.62

Milestones and other R&D expenses consist of milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects an R&D collaboration, as well as upfront payments related to licensing arrangements with third parties. Acquisition related costs primarily include compensation expense, financing and other costs associated with the acquisition of Stemcentrx and Boehringer Ingelheim, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. The foreign exchange loss relates to a devaluation of AbbVie’s net monetary assets denominated in the Venezuelan bolivar. Other includes a charge for the impairment of an intangible asset, restructuring charges associated with streamlining global operations, a charge to increase tax reserves, milestone revenue under a previously announced collaboration, and prior period royalty revenue related to a patent lawsuit settlement.

2.                    The impact of the specified items by line item was as follows:

	9M16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$18,842	$4,278	$4,202	$3,176	$160	$313	$152
Adjusted for specified items:
Intangible asset amortization	—	(554)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(70)	—	—	—
Acquired IPR&D	—	—	—	—	(160)	—	—
Acquisition related costs	—	(144)	(36)	(135)	—	—	(12)
Change in fair value of contingent consideration	—	—	—	—	—	—	(145)
Venezuela devaluation loss	—	—	—	—	—	(298)	—
Other	(66)	(61)	(15)	6	—	—	—
As adjusted (non-GAAP)	$18,776	$3,519	$4,151	$2,977	$—	$15	$(5)

3.                    The adjusted tax rate for the first nine months of 2016 was 20.2 percent, as detailed below:

	9M16
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$5,886	$1,324	22.5%
Specified items	1,558	180	11.6%
As adjusted (non-GAAP)	$7,444	$1,504	20.2%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Nine Months Ended September 30, 2015

(Unaudited) (In millions, except per share data)

1.                    Specified items impacted results as follows:

	9M15
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$4,721	$3,627	$2.21
Adjusted for specified items:
Intangible asset amortization	279	212	0.13
Separation costs	244	208	0.12
Pharmacyclics transaction and other costs	540	342	0.20
Milestones and other R&D expenses	480	433	0.27
Acquired IPR&D	150	150	0.10
Shire termination	170	170	0.10
Other	80	57	0.03
As adjusted (non-GAAP)	$6,664	$5,199	$3.16

Separation costs are expenses related to the separation of AbbVie from Abbott. Pharmacyclics transaction and other costs reflect transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Milestones and other R&D expenses consist of a milestone payment for a previously announced collaboration and the purchase of an FDA priority review voucher from a third-party. Acquired IPR&D primarily reflects the C2N collaboration. Shire termination reflects the completed liquidation of remaining foreign currency positions related to the terminated Shire transaction, as communicated in the fourth quarter of 2014. Other is primarily associated with restructuring activities.

2.                    The impact of the specified items by line item was as follows:

	9M15
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss
As reported (GAAP)	$3,025	$4,650	$3,210	$150	$487	$191
Adjusted for specified items:
Intangible asset amortization	(279)	—	—	—	—	—
Separation costs	(5)	(239)	—	—	—	—
Pharmacyclics transaction and other costs	(64)	(279)	(111)	—	(86)	—
Milestones and other R&D expenses	—	—	(480)	—	—	—
Acquired IPR&D	—	—	—	(150)	—	—
Shire termination	—	—	—	—	—	(170)
Other	(18)	(42)	(20)	—	—	—
As adjusted (non-GAAP)	$2,659	$4,090	$2,599	$—	$401	$21

3.                    The adjusted tax rate for the first nine months of 2015 was 22.0 percent, as detailed below:

	9M15
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$4,721	$1,094	23.2%
Specified items	1,943	371	19.1%
As adjusted (non-GAAP)	$6,664	$1,465	22.0%